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------                                                                                               -------------------------------
FORM 3                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   OMB APPROVAL
------                                                Washington, D.C. 20549                         -------------------------------
                                                                                                     OMB Number:           3235-0104
                                                                                                     Expires:       October 31, 2001
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       Estimated average burden
                                                                                                     hours per response..........0.5
                                                                                                     -------------------------------
(Print or
   Type      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
 Responses)             Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of Reporting Person*  2. Date of Event      4.  Issuer Name
                                             Requiring              and Ticker
Khera            Ashish                      Statement              or Trading Symbol
------------------------------------------   (Month/Day/Year)
    (Last)      (First)     (Middle)                                Conceptus, Inc.
                                             04/27/00               (CPTS)
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                                          3. I.R.S              5.  Relationship of
                                             Identification         Reporting Person(s)
 641 42nd. Ave.                              Number of              to Issuer
------------------------------------------   Reporting          (Check all applicable)
                (Street)                     Person, if an
                                             entity (voluntary)  --- Director    --- 10% Owner
                                                                  X  Officer     --- Other
                                                                     (give title     (specify
                                                                        below)         below)
                                                                 V.P. Research & Development

 San Mateo, CA 94403                                            ------------------------------
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    (City)      (State)     (Zip)

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                                       Table I - Non-Derivative Securities Beneficially Owned
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1.  Title of Security                     2.  Amount of Securities     3. Ownership
    (Instr. 4)                                Beneficially Owned          Form: Direct
                                              (Instr. 4)                  (D) or
                                                                          Indirect (I)
                                                                          (Instr. 5)
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Common Stock                                  2,584                           D
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
FORM 3 (continued)
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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
1.   Title of Derivative Security       2. Date Exer-   3. Title and Amount       4. Conver-      5. Owner-
     (Instr. 4)                            cisable and     of Securities             sion or         ship
                                           Expiration      Underlying Derivative     Exercise        Form of
                                           Date            Security (Instr. 4)       Price of        Deriv-
                                          (Month/                                    Derivative      ative
                                           Day/Year)                                 Security        Security:
                                        ----------------------------------------                     Direct
                                        Date     Expira-              Amount                         (D) or
                                        Exer-    tion       Title     or                             Indirect
                                        cisable  Date                 Number of                      (I)
                                                                      Shares                         (Instr. 5)
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Option                                  4/27/00   7/08     ISO        49,331         $1.25              D
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Option                                  4/27/00   5/05     ISO         1,181         $0.48              D
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Option                                  4/27/00   4/08     ISO         4,000         $3.50              D
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Option                                  4/27/00   4/08     ISO         1,700         $2.63              D
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